Exhibit 10.48

July 28, 2017

Burton Jablin
9721 Sherrill Blvd
Knoxville, TN  37932

Re:	Amendment No. 2 to Employment Agreement

Dear Burton:

This Amendment No. 2 (this “Amendment”) to your Employment Agreement with Scripps Networks Interactive, Inc. (the “Company”), dated as of September 1, 2013 and amended as of August 19, 2015 (the “Employment Agreement”), amends the Employment Agreement as expressly stated herein.

1.	Defined Terms. The capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Employment Agreement.
2.	Amendments. The Employment Agreement is hereby amended as follows:
(a)	The first sentence of paragraph 1 is hereby deleted in its entirety and replaced with the following:

“Subject to the provisions for earlier termination provided in paragraph 8 below, the term of your employment hereunder shall become effective as of July 1, 2017 and continue until December 31, 2018.”

(b)	The first sentence of paragraph 3(a) is hereby amended, effective as of January 1, 2017, by deleting the language “$1,050,000 (effective August 1, 2015)” and replacing it with “$1,500,000”.
(c)	The first sentence of paragraph 3(b) is hereby amended, effective as of January 1, 2017, by deleting the percentage “100%” and replacing it with “150%”.
(d)	Paragraph 7(e) is hereby amended by adding the following new sub-paragraph (iv) at the end thereof:

“(iv)This Agreement does not limit or interfere with your right, without notice to or authorization of the Company, to communicate in good faith with any Government Agency (x) to report a possible violation of law, (y) to participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing documents or other information, or (z) to file a charge or complaint with a Government Agency.  As used in this Agreement, “Government Agency” shall mean the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Financial Industry Regulatory Authority, the U.S.

Securities and Exchange Commission, any other self-regulatory organization or any other federal, state or local governmental agency or commission.”

3.

No Other Amendments.  Except as expressly amended, modified and supplemented hereby, the provisions of the Employment Agreement are and will remain in full force and effect and shall be binding on the parties thereto. References in the Employment Agreement or in any other document to the Employment Agreement shall refer to the Employment Agreement, as amended hereby.  Except as otherwise specifically set forth herein, nothing in this Amendment shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by the Company or its affiliates and for which you may qualify.

4.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.
5.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Tennessee.

If the foregoing correctly sets forth our understanding, please sign, date and return all three copies of this Amendment to the undersigned for execution on behalf of the Company; after this Amendment has been executed by the Company and a fully-executed copy returned to you, it shall constitute a binding agreement between you and the Company.

Sincerely yours,

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ Kenneth W. Lowe
Kenneth W. Lowe
Chairman, President & Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Burton Jablin
Burton Jablin

Dated:	7/28/17

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